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                                                                              EXHIBIT (11)
                                     FLORIDA ROCK INDUSTRIES, INC.
                               COMPUTATION OF EARNINGS PER COMMON SHARE
                                                         Years Ended September 30

                                                  1994            1993              1992



      Net income                              $17,216,000     $ 7,777,000       $ 3,856,000

      Common shares:
       Weighted average shares out-
       standing during the year                 9,449,992       9,195,692         9,202,143

      Shares issuable under stock
       options which are potentially
       dilutive and affect primary
       earnings per share                          35,049           1,651             1,882

      Maximum potential shares
       includable in computation of
       primary earnings per share               9,485,041       9,197,343         9,204,025

      Additional shares issuable
       under stock options which are
       potentially dilutive and affect
       fully diluted earnings per share                 -          23,464                 -

      Maximum potential shares
       included in computation of
       fully diluted earnings per
       share                                    9,485,041       9,220,807         9,204,025

      Primary earnings per share:
       Net income                                   $1.82            $.85              $.42

      Fully  diluted  earnings per  share:
      (a)                                           $1.82            $.84              $.42
       Net income

(a) Fully diluted earnings per share are not presented on the income statement since the potential effect would have been less than 3% dilutive.

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